                                                                    EXHIBIT 10.3

                       [MULTEX SYSTEMS, INC. LETTERHEAD]


                        BLOOMBERG - MULTEX DISTRIBUTION
                          AND JOINT SOURCING AGREEMENT
                                 BLOOMBERG L.P.
                                499 Park Avenue
                               New York, NY 10022
                           Telephone: (212) 318-2000
                           Facsimile: (212) 980-4585



This Agreement (the "Agreement") is dated as of June 4, 1996 by and between Bloomberg L.P., a Delaware limited partnership) ("BLP"), and Multex Systems, Inc. ("Multex").

WHEREAS, BLP owns and operates a worldwide electronic network ("THE BLOOMBERG terminal"*) consisting of software, data and equipment (the "Equipment") for the electronic delivery of financial market information and analytic services;

WHEREAS, Multex collects data from brokerage firms and third parties ("Contributors") such as analysis, research and commentary, relating to the financial markets, including, if any, but not limited to, if any, debt, equity, option, credit, commodities and foreign exchange data, and certain related data including, but not limited to, if any, earnings estimates, dividend estimates, buy/sell recommendations, recommended lists, intraday research bulletins, and the like ("Reports");

WHEREAS, Multex desires to obtain the opportunity to distribute the service described on Schedule A hereto (the "Service") to only certain users of THE BLOOMBERG terminal (the "Users") and BLP desires to make the Bloomberg-Multex Research Service available to such Users, hereinafter described as "the Research Service" as described in Schedule A.

WHEREAS, BLP and Multex desire to cooperate to develop products for consumer online services, Internet delivery and "pay-per-view" delivery;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, it is hereby agreed as follows:

---------------------

* BLOOMBERG, THE BLOOMBERG terminal, Bloomberg L.P., and BLOOMBERG FINANCIAL MARKETS are trademarks, trade names and service marks of BLP.

1.  DISTRIBUTION OF MULTEX SERVICE.

(a) Subject to the terms and conditions of this Agreement, Multex hereby grants to BLP, and BLP hereby accepts, a nonexclusive, worldwide license to market and deliver the Service to Users electronically by means of THE BLOOMBERG terminal. Multex represents that it has all such rights in, and licenses to, the information contained in the Service as may be required in order to permit it to grant to BLP the license granted hereby and to transmit to the Service to BLP and Users.

(b) Multex represents and warrants to BLP the following: (i) the Service to be delivered by Multex by means of THE BLOOMBERG terminal will include, at a minimum, all Reports delivered by Multex to its clients by other "third party" electronic distribution systems under similar conditions and circumstances and subject to any limitation contained in any agreement Multex has with its Contributors; (ii) Multex has obtained the right from its Contributors to the Reports and has full power, right and authority to obtain, transmit, and distribute the Service to BLP and its Users subject to the applicable Contributor agreement with Multex, and (iii) when supplied by Multex to BLP and its Users the Service and the Reports shall be no less correct or complete and no less current than similar Reports distributed by Multex to other Third Party Distributors under the same or similar conditions or circumstances.

(c) Multex agrees to make available the Service to BLP for transmission to Users by THE BLOOMBERG terminal no later than the time that the Service is made available to any other "third party" electronic distribution system.

(d) Multex shall use reasonable commercial efforts to (i) keep the Service current and complete, (ii) notify BLP promptly of any errors or omissions, and (iii) if the error or omission is the fault of Multex, correct any such errors or omissions as promptly as possible under the circumstances.

(e) Each User shall pay (i) to BLP the monthly rental charge such User is required to pay with respect to THE BLOOMBERG terminal and (ii) any fees imposed by Multex for access to the Service. Multex agrees that the fees charged to Users for access to the Service via THE BLOOMBERG terminal will be no greater than the fees charged for the Service on other "third party" platforms for the same or similar Service under the same or similar conditions and to parties similarly situated. Multex agrees that the fee charged per terminal will remain under [Confidential Portion Omitted] for the first [Confidential Portion Omitted] years of this Agreement and future increases will be by mutual consent.

(f) Multex agrees to permit BLP to display the Service without charge over all BLP internal terminals worldwide for marketing, demonstration and data quality control purposes. Multex also agree to permit BLP to reference the Service and Reports, and report on the Service and Reports as part of its print, broadcasting, and multimedia news gathering operations, subject to Contributor approval. BLP agrees to attribute information derived from the Service to Multex, as appropriate.

(g) Multex agrees to supply certain data to the Service without charge to BLP or Users, including, but not limited to; (i) the headlines of its broker-dealer Contributor reports (ii) earnings estimates and (iii) broker dealer morning notes, subject to Contributor approval.

(h) Multex agrees to integrate reports, including earnings estimates, morning notes, and published reports into the "Bloomberg Research" function, subject to Contributor approval. Subscription based Contributor Reports, where an additional subscription fee is charged, i.e. Third Parties, will be displayed on separate Multex menus.

2.  CO-MARKETING AND JOINT SOURCING.

(a) BLP agrees to assist Multex in sourcing Strategic Contributors and Additional Contributors to the Service. Multex agrees to implement [Confidential Portion Omitted] Strategic Contributors selected by BLP and Multex at no charge. BLP and Multex agree to meet once per quarter to define, establish and review the target list of Strategic Contributors. Strategic Contributors and Additional Contributors pay all communications costs to deliver Reports to Multex.

(b) Strategic Contributors will be issued a letter jointly written by BLP and Multex on behalf of Multex soliciting their participation in the "Service".

(c) Existing Contributors to Multex will be issued a letter jointly written by BLP and Multex soliciting their continued participation in the "Service." BLP agrees to not directly or indirectly solicit any existing Contributors to Multex, except as provided in 2(k).

(d) Multex agrees to implement and maintain Additional Contributors at its cost, which will cover hardware, software and monthly service charges. In the event Multex declines or refuses to incur the cost or to implement and maintain the Additional Contributors, BLP agrees to undertake these charges, and in such event, BLP will have the right to restrict the distribution of the Contributor's information to other third party platforms that are competitive to BLP (e.g., [Confidential Portion Omitted]) via Multex. Notwithstanding such restrictions, Multex has the right to distribute all data to its own services, i.e., Multex Publisher, MultexNet, without exception. In the event this Agreement is terminated for any reason, ownership of the equipment installed at the Additional Contributor's location will revert to BLP.

(e) When applicable, BLP and Multex agree to conduct joint sourcing meetings with prospective Strategic Contributors and Additional Contributors.

(f) Contributors will not be charged to see their own Reports.

(g) Multex and BLP may mention this Joint Sourcing agreement in press releases, customer and prospect correspondence and marketing literature. Multex and BLP agree to circulate a positioning statement of this Joint Sourcing Agreement to all internal parties involved within 30 days of execution of this Agreement.

(h) The Service will be branded the "Bloomberg-Multex Research Service". BLP acknowledges that Multex is the sole and exclusive owner of the Multex name and copyright. BLP is hereby licensed to use the Multex name in order to market the "Bloomberg-Multex Research Service." When Multex distributes Additional Contributor Reports on other platforms with BLP's permission per
    Section 2(d), the Reports will be attributed as coming from the "Bloomberg-Multex Research Service." Both parties shall not use any of the other party's trademarks, trade names, or service marks in any manner which creates the impression that such names and marks belong to or are identified with the other party, and each acknowledges that it has no ownership rights in and to any of the names and marks of the other.

(i) BLP will retain exclusive distribution rights to all Earnings Estimate information, including the right to approve distribution to other third party platforms that are competitive to BLP (e.g., Reuters, Telerate, Bridge, ILX, Quotron) via Multex. Where Contributors are transmitting Morning Notes and Earnings Estimates as well as Published Research, the Morning Notes and Earnings Estimates will take priority over Published Research in implementation.

(j) Multex retains the exclusive distribution and redistribution rights to all Morning Notes and Published Research. BLP cannot provide the Reports either directly or indirectly to a competitor of Multex.

(k) BLP has the right, at any point in time, to take Contributor Reports directly from any source that directly communicates with either party that it wishes to bypass Multex.

(l) BLP may at any time enter into Distribution and Joint Sourcing Agreements with other entities, including direct competitors to Multex provided however that for a period of [Confidential Portion Omitted] year from the signing date of this Agreement, BLP may not enter into any type of Agreement with [Confidential Portion Omitted], unless [Confidential Portion Omitted] agrees to waive all broker penalties and its exclusive rights to broker research for all [Confidential Portion Omitted] sources, of Morning Notes and Research Direct Reports.

(m) Notwithstanding anything herein to the contrary set forth in Paragraph 2(d) and 2(i) Multex shall have the unqualified right to distribute any data restricted under Paragraph 2(d) and 2(i) via its own services, i.e., Multex Publisher and MultexNet.

3.  FEES.

(a) Multex agrees to pay BLP within 30 days of collection of Service Fees, a Distribution Fee based on [Confidential Portion Omitted] derived from the distribution of the Service over THE BLOOMBERG terminal. This percentage is outlined in Schedule B.

(b) In the event that BLP collects, on Multex's behalf, subscriber fees for the Service, then the per annum Distribution Fee may be retained by BLP from such fees and the balance remitted to Multex.

4.  COOPERATIVE ADVERTISING CREDITS.

(a) BLP will provide [Confidential Portion Omitted] per month in Bloomberg Magazine promoting the "Bloomberg-Multex Research Service" at no cost to Multex.

(b) Multex shall have the option of applying up to [Confidential Portion Omitted] of the Distribution Fee towards the purchase of advertising in any Bloomberg media, including Bloomberg Magazine in accordance with BLP's published rates.

(c) Multex shall have the option of applying the first [Confidential Portion Omitted] of the per annum BLP Distribution Fee towards mutually agreed joint marketing activities. Any unused portion of the aforesaid funds shall be carried over to a subsequent year, provided however, if the unused amount exceeds [Confidential Portion Omitted], the excess over [Confidential Portion Omitted] or any amount not spent shall be remitted to BLP.

5.  REPORTS AND RECORDKEEPING.

(a) Within 15 days after the end of each month. BLP shall deliver to Multex an entitlement and usage report of users of the service and Multex shall deliver to BLP a monthly statement setting forth the revenues derived from the distribution of the Service over THE BLOOMBERG terminal and the calculation of the Distribution Fee, if any.

(b) Once per calendar year, upon written request and BLP's expense, Multex will allow BLP and/or its authorized representatives access to those Multex's premises, systems, records and other information solely related to the service as may be needed for verification of the Distribution Fee calculation.

(c) Bloomberg acknowledges that Multex will have the exclusive entitlement rights using The Bloomberg FPV function. No other party will have or exercise the authority to make any Multex entitlement change without the expressed written consent of Multex Systems, Inc.

6.  BLOOMBERG TERMINALS.

(a) During the term of this Agreement, BLP will provide Multex with [Confidential Portion Omitted] free Bloomberg terminals, pursuant to Multex signing a Bloomberg Agreement and Schedule of Services. Multex agrees to pay all line and installation charges. Multex will pay full market rate for any additional Bloomberg terminals.

7.  OPTION TO INVEST IN MULTEX.

(a) Multex shall grant BLP a [Confidential Portion Omitted] option to purchase [Confidential Portion Omitted] shares of Multex common stock at [Confidential Portion Omitted] per share.

(b) After the expiration of the first option, Multex shall grant BLP an additional [Confidential Portion Omitted] option to purchase [Confidential Portion Omitted] shares of Multex common stock at [Confidential Portion Omitted] per share.

8.  TERM AND TERMINATION.

(a) This Agreement shall be effective for five years from the date it is accepted by BLP and shall be automatically renewed for successive five-year periods unless BLP elects not to renew by giving not less than 180 day's prior written notice to Multex. Multex may terminate this Agreement if BLP provides the Reports either directly or indirectly to a competitor of Multex, or enters a more favorable Joint Sourcing arrangement with [Confidential Portion Omitted], or fails to pay the fees due to Multex.

(b) NOTWITHSTANDING SUBPARAGRAPH (a) ABOVE, BLP SHALL HAVE THE RIGHT AT ANY TIME, IN ITS SOLE DISCRETION, TO DISCONTINUE DISTRIBUTION OF THE SERVICE TO USERS BY MEANS OF THE BLOOMBERG TERMINAL IN THE EVENT THE SERVICE CONTAINS MATERIAL WHICH DOES NOT COMPLY WITH APPLICABLE LAWS, RULES OR REGULATIONS OR BLP'S REASONABLE POLICIES AND PRACTICES.

(c) Notwithstanding Sections 3(a) and 3(b), BLP may terminate this Agreement with immediate effect by notice in writing on any of the following events
    (i) if Multex enters into a voluntary or involuntary bankruptcy, receivership or makes an assignment for the benefit its creditors, (ii) if BLP is in a material breach of this or (iii) if Multex fails to provide the Service to BLP (except items (ii) and (iii) shall not apply in the case of force majeure or for reasons beyond the control of either party) and such breach is not cured within 90 days of written notice thereof (provided, however, if the failure cannot be reasonably corrected within 90 days and the defaulting party has commenced performance during such ninety (90) day period and proceeds to cure the default, the time curing such default shall be extended for such period as may be necessary to cure the default. Except in the case of monies due, or fees required to be paid hereunder, the notwithstanding above such monies or fees shall be paid within thirty (30) days after Notice.

    In the event of termination under 3(b) or 3(c), Multex will make available a license to the Multex technology, software, hardware, Contributor lists and contacts, 180 days of assistance, and other materials as may be necessary for BLP to continue operation of the Service directly without Multex's participation.

9.  ASSIGNABILITY.

    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither the Multex nor BLP shall assign this Agreement or any right or obligation hereunder without the prior written consent of the other. Furthermore, this Agreement shall inure to the benefit of and be binding on any successor to all or substantially all of the business and or properties of Multex relating to the subject matter of this Agreement, whether by merger, sale of assets or other agreements or operations of law.

10. LIMITATIONS OF LIABILITIES AND INDEMNIFICATION.

    BLP, its officers, employees, suppliers, and third party agents shall have no responsibility or liability, contingent or otherwise, for any injury or damages, whether caused by the negligence of BLP, its employees, subcontractors, agents, equipment vendors or otherwise, arising in connections with the use or transmission of Service pursuant to this Agreement and shall not be liable for any lost profits, punitive, incidental or consequential damages or any claim against Multex by any other party. BLP shall not be responsible for or have any liability for any injuries or damages caused by the Service or delays or interruptions of the Services, from whatever cause. Multex is solely responsible for the Service and the resultant output thereof in whatever form. BLP shall have no liability or responsibility for the security or maintenance of any Service input by Multex. BLP shall have no liability or responsibility for any errors, omissions, delays or inaccuracies in the Service, nor for any damages suffered by Multex or any others resulting from disseminating the Service through THE BLOOMBERG terminal. Multex shall indemnify BLP and hold it harmless and at Multex's expense defend BLP against any loss, claim, demand or expense (including reasonable attorneys fees) arising out of the negligence of Multex.

    BLP acknowledges and agrees that the Research provided by the Multex Technology shall remain the property of the Contributors and BLP shall not in any way transfer or encumber any interest in the Research or assert any rights therein. BLP understands, and agrees that the transmittal of the Research to BLP may be restricted by applicable securities laws or by the internal policies and practices of the Contributors.

    BLP shall refrain from (i) making any representations or warranties of any kind concerning the Research; or (ii) modifying, amending, editing, or otherwise revising, in any manner, the content or format of the Research. The Research shall be transmitted to clients in its entirety (including all accompanying disclaimers and proprietary notices) and without revision by BLP. BLP shall use reasonable efforts to prevent interception, inappropriate disclosure, or use of the Research by unauthorized persons. Towards that end, BLP will ensure that its employees abide by the provisions of this agreement and do not illegally trade on or wrongfully disclose any information given to BLP by Multex.

    To the extent any such Research Agreements provide for the following, it shall be made a part of this Agreement and apply to that Contributor, BLP shall defend, indemnify and hold harmless Multex and the Contributor, and their successors and assigns, against any and all actions, proceedings, claims, liabilities, demands, costs, damages, losses, and expenses to which Multex or the Contributors may be subjected by reason of Distributors distribution and use of the Research. MULTEX shall provide notice to BLP of any Research Agreement which contains language of this Section 3.9, and will provide separate rider to be executed by such parties.

11. WARRANTY DISCLAIMER.

    BLP MAKES NO EXPRESS OR IMPLIED WARRANTIES RELATING TO THE PRODUCTS OR SERVICES COVERED BY THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

    NEITHER THE CONTRIBUTOR NOR MULTEX MAKE ANY WARRANTIES WHATSOEVER, EXPRESSED OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTIES OR FITNESS FOR A PARTICULAR PURPOSE OR MERCHANTABILITY, CONCERNING THIS AGREEMENT, THE SERVICES OR EQUIPMENT (IF ANY) PROVIDED HEREUNDER, THE BLOOMBERG-MULTEX RESEARCH SERVICE OR THE REPORTS. THE REPORTS AND THE SERVICES PROVIDED HEREUNDER ARE PROVIDED "AS IS" WITH NO WARRANTIES WHATSOEVER. NEITHER THE CONTRIBUTORS NOR MULTEX MAKES ANY REPRESENTATION OR WARRANTY THAT THE OPERATION OF THE SOFTWARE SHALL BE UNINTERRUPTED OR ERROR FREE NOR GUARANTEE THE ACCURACY, VALIDITY OR COMPLETENESS OF THE REPORTS. MULTEX AND THE CONTRIBUTORS HEREBY DISCLAIM ANY LIABILITY FOR, INDIRECT, COMPENSATORY, CONSEQUENTIAL, SPECIAL, LOST PROFITS, PUNITIVE, OR OTHER DAMAGES, COSTS OR EXPENSES OF ANY KIND ARISING FROM THIS AGREEMENT, OR BLP'S RECEIPT, USE OF, OR DELAY IN RECEIVING OR FAILURE TO RECEIVE, THE REPORTS.

    Multex's and its Contributors shall not have any obligation or liability to BLP or any third party relating to, or arising (i) the supplying, furnishing or the failure to supply or furnish the Reports (including the information contained therein) or Services, (ii) errors or omissions in connecting, routing, processing, transmitting, distributing or displaying the Reports, or (iii) the accuracy of the Reports or securities or commodities information and prices, and related market and statistical information and prices displayed, carried or furnished by or through the Services. Multex and Contributors shall not have any liability for damages, direct or indirect, special, consequential, compensatory, lost profits, for any defaults arising out of this Agreement.

    Multex maximum liability hereunder for any other cause not exculpated hereunder, whether in tort or contract, shall not exceed the actual damages.

    Multex may discontinue and terminate providing all or a portion of the Reports upon ten (10) days prior notice (or such shorter notice if the Contributor so directs) (i) if the Contributor of such Reports notifies and directs Multex to discontinue or terminate providing the Reports, (ii) BLP has breached its agreement with the Contributor, (iii) Contributor has terminated its agreement with BLP, (iv) Contributor discontinues offering such Reports, (v) Contributor, for whatever reason, directs Multex to discontinue providing the Reports to BLP, (vi) BLP has not received authorization from Contributor to receive the Reports, and (vii) Contributor terminates its agreement with Multex.

    BLP recognizes and understands that Multex cannot and does not guarantee in any way, the content, timeliness, or availability of the Reports or Services. Accordingly, BLP agrees that Multex shall not have any obligation or liability to BLP (whether caused directly or indirectly) relating to or arising out of (i) the interruption, delay or failure in connecting, transmitting, routing, delivery, or distributing the Services or Reports,
    (ii) errors in connecting, transmitting, processing, disseminating, furnishing, displaying or distributing the Reports or Services, (iii) the unavailability of Reports or Services, (iv) the accuracy of the Reports (including the securities, pricing or commodities information contained therein) or the accuracy of the Reports as may be displayed, furnished or transmitted by or through the Services, (v) errors in entitling BLP with Reports that BLP is not entitled to receive or the failure to entitle BLP,
    (vi) the acts or omissions of the Contributors, including the termination or discontinuance of the Reports by Contributors to Multex or BLP. Multex's sole liability to BLP or any Third Party for claims, notwithstanding the form of such claims (e.g., contract, negligence or otherwise), arising out of items (i) through (vi) above, shall be to use reasonable efforts to resume the Services, make the Services or Reports available to BLP or correct any errors as promptly as reasonably and feasibly practicable.

12. MAINTENANCE AND CIRCUMSTANCES BEYOND BLP'S CONTROL.

    Neither BLP nor Multex will be deemed in default or liable hereunder if, as a result of any cause or circumstances beyond such party's reasonable control or any repair work or routine maintenance, there occurs a delay in or failure or interruption of (1) service to any User, or (2) transmission of the Service. So long as any such failure continues, the party responsible for such service or transmission will use its reasonable best efforts to eliminate such conditions and will keep the other party fully informed at all times concerning the matters causing such delay or default and the prospects for their termination.

13. CONFIDENTIALITY.

(a) The following materials and information and all copies thereof of whatever nature are designated as "confidential" and are the proprietary information and trade secrets of BLP: (i) the computer software possessed by BLP and all source documents relating to such computer software; (ii) proprietary business information of BLP (including, without limitation, the names and addresses of Users, information providers and suppliers), and business information that BLP does not generally make available to the public; (iii) the methods, means, personnel, Equipment and software by and with which BLP provides THE BLOOMBERG terminal; and (iv) any other information that BLP reasonably designates, by notice in writing delivered to Multex, as being confidential or a trade secret.

(b) The following materials and information and all copies thereof of whatever nature are designated as "confidential" and are the proprietary information and trade secrets of the Multex: (i) proprietary business information of the Multex, and business information that the Multex does not generally make available to the public; and (ii) any other information that the Multex reasonably designates; by notice in writing delivered to BLP, as being confidential or a trade secret.

(c) All such proprietary or confidential information of BLP or of Multex shall be kept secret by the Multex or BLP, as the case may be, to the degree it keeps secret its own confidential or proprietary information. Such information belonging to either party shall not be disclosed by the other party to its employees except on a need-to-know basis or to agents or contractors of such other party, but may be disclosed by such other party to state or federal agencies, authorities or courts upon their order or request provided prompt notice of such order or request is given by such other party to the party to which such information belongs, if such notice is legally permitted.

(d) No information that would otherwise be proprietary or confidential for the purposes of this Agreement pursuant to paragraph (a) or (b) above shall be subject to the restrictions on disclosure imposed by paragraph (c) hereof in the event and to the extent that (i) such information is in, or becomes part of, the public domain otherwise than through the fault of the party to which such information does not belong, (ii) such information was known to such party prior to the execution of this Agreement, or (iii) such information was revealed to such party by a third party; or (iv) is required to be disclosed pursuant to any law or court.

14. WAIVER.

    No waiver by either party of a breach of any provision of this Agreement by the other party shall operate as a waiver of any subsequent breach.

15. ADVERTISING OR PUBLICITY.

    Either party may routinely reference the other in advertising, marketing or publicity releases; provided, however, that prior approval must be obtained for claims of substance.

16. COMPLETE AGREEMENT MODIFICATIONS OR WAIVERS.

    This Agreement, together with Schedule A and B is the complete and exclusive statement of the agreements between the parties with respect to the subject matter hereof and supersedes any oral or written communications or representations of agreements relating thereto. No changes, modifications or waivers regarding this Agreement shall be binding unless in writing and SIGNED BY THE PARTIES HERETO.

17. APPLICABLE LAW.

    This Agreement and its validity, construction and performance shall be governed in all respects by the laws of the State of New York. The parties hereto, their successors and assigns, consent to the jurisdiction of the courts of the State of New York with respect to any legal proceedings that may result from a dispute as to the interpretation or breach of any of the terms and conditions of this Agreement.


                                             BLOOMBERG L.P.
      MULTEX SYSTEMS, INC.                   Bloomberg, Inc., General Partner


      By:/s/ Isaak Karaev                    By:/s/ Michael Bloomberg
         -----------------------------          --------------------------------

      Name:     Isaak Karaev                 Name:     Michael Bloomberg
      Title:    President & CEO              Title:    President
      Address:  33 Maiden Lane 5th Floor     Address:  499 Park Avenue
                New York, NY 10038                     New York, NY 10022

SCHEDULE A

1. Multex will provide BLP with the Multex Feed, a tagged feed of a) broker-dealer full-text research reports, morning notes, earnings estimates, and b) third party commentary and research in ASCII for display over THE BLOOMBERG terminal, and in a mutually acceptable "desktop publishing" format (i.e., Postscript or Adobe Acrobat) for printing. Multex will be responsible for the document collection and processing. Report summaries in ASCII will be provided as soon as Multex has completed the computer processing to collect them.

2. BLP will provide, install and maintain the Multex Server, router modems and 56KB frame relay circuit required to transmit and accept the Multex Feed.

3. Multex may discontinue and terminate providing all or a portion of the Multex Feed to BLP upon ten (10) days written notice (or such shorter notice if any Contributor so directs (a) if any Contributor to the Multex Feed notifies and directs Multex to discontinue or terminate providing its reports to the Multex Feed or (b) if any Contributor terminates its agreement with Multex. Upon such discontinuance and termination, Multex shall have no liability whatsoever.

4. In providing the Multex Feed, Multex uses its own software ("Multex Publisher") and in certain circumstances third party software ("Third Party Software"). Multex Publisher and the Third Party Software are referred to herein as the Software.

5. BLP is granted a limited internal object code license and/or sublicense to use Multex Publisher solely for the provision of the Multex Feed. This license is non-exclusive and non-transferable. BLP acknowledges that Multex Publisher is the sole property of Multex Systems Inc. and may not be copied without the express written permission of Multex or used in any manner not authorized by Multex.

6. Multex will make available its PC architected product via the Open Bloomberg at current market prices for the "Bloomberg-Multex Research Service."

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SCHEDULE B

DISTRIBUTION FEE SCHEDULE

BLOOMBERG-MULTEX RESEARCH SERVICE
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MONTHLY REVENUES                            BLP DISTRIBUTION FEE
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[Confidential Portion Omitted] per month    [Confidential Portion Omitted] (as
                                            specified under section 4c)

[Confidential Portion Omitted] per month    [Confidential Portion Omitted]

[Confidential Portion Omitted] per month    [Confidential Portion Omitted]

[Confidential Portion Omitted]              [Confidential Portion Omitted]

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